Exhibit 99.1

908 Devices Reports Second Quarter 2024 Financial Results and Reiterates 2024 Revenue Outlook

Revenue increases 16% compared to prior year, driven by newly acquired handheld products

BOSTON – August 6, 2024 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical analysis, today reported financial results for the quarter ended June 30, 2024.

"We delivered solid execution on a multitude of fronts in the quarter, including the acquisition and integration of RedWave Technology into our company. With an expanded handheld portfolio, we are now supporting both our new and existing forensics customers more efficiently,” said Kevin J. Knopp, CEO and Co-founder. “We also maintained a strong focus on operational excellence during the quarter and have begun to see early benefits of our increasing scale.”

Recent Highlights

●	Revenue of $14.0 million for the second quarter 2024, increasing 16% compared to the second quarter 2023

o	Handheld revenue was $11.1 million, increasing 26% year over year

o	Desktop revenue was $2.9 million, decreasing 9% year over year

o	Recurring revenue was $5.3 million, increasing 33% year over year

o	38% of revenue was recurring revenue, driven by service and REBEL consumables

●	Gross margin increased 490 basis points to 53% for the second quarter 2024, partly due to timing of production but also as a result of scale across the business including higher handheld service revenues

●	Launched a quantification package that enhances our XplorIR handheld gas and vapor analyzer, enabling first responders to now identify and quantify nearly 5,000 airborne chemicals

●	Completed the commercial integration of RedWave Technology

●	Presented 13 posters at the American Society for Mass Spectrometry (ASMS) conference and were collaborators on three oral presentations with researchers from the University of Wisconsin-Madison and the National Institute for Bioprocessing Research and Training (NIBRT)

●	Appointed Michele M. Leonhart, former administrator of the U.S. Drug Enforcement Administration, to our Board of Directors

Second Quarter 2024 Financial Results

Revenue was $14.0 million for the three months ended June 30, 2024, a 16% increase over the prior year period. This was primarily driven by an increase in handheld devices revenue offset by a decrease in desktop devices revenue. The installed base grew to 3,067 devices with 143 handheld devices and 10 desktop devices placed during the second quarter 2024. Recurring revenue represented 38% of total revenues in the quarter.

Gross profit was $7.4 million for the second quarter of 2024, compared to $5.8 million for the corresponding period in the prior year. Gross margin was 53% as compared to 48% for the corresponding prior year period. Adjusted gross profit was $8.1 million for the second quarter of 2024, compared to $6.0 million for the corresponding period in the prior year. Adjusted gross margin was 58% as compared to 50% for the corresponding prior year period.

Operating expenses were $21.0 million for the second quarter of 2024, compared to $16.7 million for the corresponding prior year period. This increase was driven by $1.9 million in acquisition and integration costs, the inclusion of two months of operating expenses related to our RedWave acquisition, and stock-based compensation.

Net loss was $12.5 million for the second quarter of 2024, compared to $9.3 million for the corresponding prior year period. Adjusted EBITDA was a loss of $7.3 million for the second quarter of 2024, compared to a loss of $7.7 million for the second quarter of 2023.

Cash, cash equivalents and marketable securities were $77.4 million as of June 30, 2024 with no debt outstanding.

2024 Guidance

908 Devices continues to expect full year reported 2024 revenue to be in the range of $63.0 million to $65.0 million, representing 25% to 29% growth over full year 2023. This includes $11 million of expected revenue from RedWave Technology, representing 8 months of ownership.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2024 financial results before market open on Tuesday, August 6, 2024 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld and desktop devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in forensics, bioprocessing, pharma / biopharma, life sciences research and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of complementary analytical technologies, microfluidic sampling and separations, software automation, and machine learning.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

●	Adjusted Gross Profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
●	Adjusted Gross Margin is defined as Adjusted Gross Profit expressed as a percentage of total revenue.
●	Adjusted EBITDA is defined as net loss excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$10,266	$9,595	$17,499	$16,617
Service revenue	3,681	2,354	6,439	4,594
Contract revenue	100	145	100	370
Total revenue	14,047	12,094	24,038	21,581
Cost of revenue:
Product cost of revenue	4,732	4,800	7,942	8,586
Service cost of revenue	1,823	1,448	3,601	2,718
Contract cost of revenue	74	52	74	99
Total cost of revenue	6,629	6,300	11,617	11,403
Gross profit	7,418	5,794	12,421	10,178
Operating expenses:
Research and development	6,381	5,525	12,171	10,923
Selling, general and administrative	14,597	11,208	26,498	23,211
Total operating expenses	20,978	16,733	38,669	34,134
Loss from operations	(13,560)	(10,939)	(26,248)	(23,956)
Other income, net	943	1,522	2,644	1,955
Loss from operations before income taxes	(12,617)	(9,417)	(23,604)	(22,001)
Benefit for income taxes	69	71	139	122
Net loss	$(12,548)	$(9,346)	$(23,465)	$(21,879)

Net loss per share attributable to common stockholders	$(0.37)	$(0.29)	$(0.70)	$(0.68)
Weighted average common shares outstanding	34,061,933	32,199,156	33,386,413	32,083,122

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and marketable securities	$77,383	$145,682
Accounts receivable, net	10,987	8,989
Inventory	18,589	14,938
Prepaid expenses and other current assets	3,485	4,181
Total current assets	110,444	173,790
Operating lease, right-of-use assets	5,904	6,233
Property and equipment, net	3,556	3,342
Goodwill	40,220	10,367
Intangible, net	47,298	7,860
Other long-term assets	1,352	1,389
Total assets	$208,774	$202,981
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,610	$9,904
Deferred revenue	11,954	10,629
Operating lease liabilities	2,153	2,016
Total current liabilities	21,717	22,549
Deferred revenue, net of current portion	9,528	3,929
Other long-term liabilities	21,170	11,012
Total liabilities	52,415	37,490
Total stockholders' equity	156,359	165,491
Total liabilities and stockholders' equity	$208,774	$202,981

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Gross Profit (GAAP)	$7,418	$5,794	$12,421	$10,178

Intangible amortization	530	107	637	213
Acquisition and integration costs	-	-	-	-
Restructuring	-	-	-	-
Stock-based compensation	202	140	373	255

Adjusted Gross Profit (Non-GAAP)	$8,150	$6,041	$13,431	$10,646

Gross Margin Percentage (GAAP)	53%	48%	52%	47%

Adjusted Gross Margin Percentage (Non-GAAP)	58%	50%	56%	49%

Reconciliation from Net Loss (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net Loss (GAAP)	$(12,548)	$(9,346)	$(23,465)	$(21,879)

Adjustments:
Other income, net	(943)	(1,522)	(2,644)	(1,955)
Benefit for income taxes	(69)	(71)	(139)	(122)
Depreciation	500	368	918	738
Intangible amortization	693	219	913	437
Acquisition and integration costs	1,950	-	1,950	-
Restructuring	-	-	-	524
Stock-based compensation	3,096	2,578	5,739	4,744
Contingent consideration	-	65	-	230

Adjusted EBITDA (Non-GAAP)	$(7,321)	$(7,709)	$(16,728)	$(17,283)